EXHIBIT 10  -- SUMMARY OF OFFICER BONUS PLAN


Pursuant to the Company's officer bonus plan, participating officers will be eligible for bonuses based upon individual departmental and corporate objectives and earnings of One Price Clothing Stores, Inc. (the "Company"). The weight of each of these factors will be determined each year by the Company. The maximum potential amount of the bonus of each participating officer will be based upon a percentage of the officer's annual base salary (the "Bonus Percentage"). The Bonus Percentages for each participating officer will be determined each year by the Company. An additional Bonus Percentage shall be awarded if the Company's stock price reaches a predetermined level as of the Company's fiscal year end. This officer bonus plan is subject to approval by the Compensation Committee of the Board of Directors. Directors who are not also officers are not eligible to participate in this plan.



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